Exhibit 4.2

AMENDED AND RESTATED VOTING AND RIGHTS AGREEMENT

This Amended and Restated Voting and Rights Agreement (this “Agreement”) is made and entered into as of December 4, 2020 (the “Effective Date”) by and among zSpace, Inc., a Delaware Company (the “Company”), the parties listed on Schedule A hereto (each a “Common Stockholder” and together the “Common Stockholders”) and the parties listed on Schedule B hereto (each an “Investor”), including dSpace Investments Limited (“dSpace”). Hereinafter, a Common Stockholder or an Investor may be referred to as a “Holder”, or if plural, “Holders”.

RECITALS

A.            Certain of the Holders hold shares of the Company’s capital stock and are parties to that certain Amended and Restated Voting Agreement with the Company dated May 9, 2019, as amended from time to time (the “Prior Agreement”, and such Holders, the “Prior Holders”);

B.             Certain of the Investors and the Company are parties to that certain Series A Preferred Stock Purchase Agreement dated as of the date hereof (the “Purchase Agreement”) relating to the issuance and sale of shares of the Company’s Series A Preferred Stock (the “Series A Preferred Stock” or the “Preferred Stock”);

C.             The obligations of the Company and certain of the Investors under the Purchase Agreement are conditioned, among other things, upon the execution and delivery of this Agreement, and the Company and the undersigned Prior Holders and the Company desire to amend and restate the Prior Agreement as provided herein; and

D.             The Prior Agreement provides that any term thereof may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company, (ii) the holders of at least a majority of all shares of Common Stock held by the Holders (as defined in the Prior Agreement), and (iii) the holders of at least a majority of the Company’s Common Stock, issued or issuable upon conversion of the Preferred Stock (as defined in the Prior Agreement), and the undersigned parties to this Agreement hold a sufficient number of shares to meet these requirements.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1.              SIZE OF BOARD OF DIRECTORS. During the term of this Agreement, each Holder, in his/her/its capacity as a stockholder, agrees to vote all Shares now or hereafter directly or indirectly owned (of record or beneficially) by such Holder to maintain the authorized number of members of the Board of Directors of the Company (the “Board”) at (i) prior to December 15, 2020, four (4) directors, (ii) on and following December 15, 2020 if there is an Arowana Related Closing (as defined in the Purchase Agreement) on or after December 15, 2020, seven (7) directors, or (iii) on and after December 15, 2020, if there is no Arowana Funding (as defined in the Purchase Agreement), such number of directors as directed by dSpace. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company that the holders of which are entitled to vote for members of the Board, including, without limitation, all shares of Common Stock and Preferred Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

2.              ELECTION OF BOARD OF DIRECTORS.

2.1          Voting; Board Composition. During the term of this Agreement, each Holder agrees to vote all Shares now or hereafter directly or indirectly owned (of record or beneficially) by such Holder, in such manner as may be necessary to elect (and maintain in office) as members of the Board:

(a)            Prior to December 15, 2020, (i) the Company’s current serving Chief Executive Officer (the “CEO Designee”) to serve as one of the Common Directors (as defined in the Company’s Amended and Restated Certificate of Incorporation); (ii) one (1) individual designated by Artiman Ventures from time to time in a signed writing delivered to the Company to serve as one of the Common Directors (the “Artiman Designee”); and (iii) two (2) individuals, if any, designated by dSpace from time to time in a signed writing delivered to the Company to serve as Remaining Directors (as defined in the Company’s Amended and Restated Certificate of Incorporation) (the “dSpace Initial Designees”). For purpose of clarity, dSpace shall have the right but not obligation to designate the dSpace Initial Designees.

(b)            On and following December 15, 2020, if there is an Arowana Related Closing on or prior to such date, (i) the CEO Designee to serve as one of the Common Directors; (ii) for so long as Artiman Ventures, Kalpendu Shastri and 44Zspace LLC, or their respective affiliates, collectively continue to hold shares of the Company’s capital stock that represent at least twenty-five percent (25%) of the Company’s total outstanding capital stock, the Artiman Designee to serve as one of the Common Directors; (iii) three (3) individuals designated by dSpace from time to time in a signed writing delivered to the Company to serve as Preferred Directors (as defined in the Company’s Amended and Restated Certificate of Incorporation) (the “dSpace Preferred Designees”); provided , that dSpace shall, in its discretion, in a signed writing delivered to the Company, designate one of such dSpace Preferred Designees to be a “Super-Voting Preferred Designee” for purposes of the additional voting power conferred on such director in the Amended and Restated Certificate of Incorporation; (iv) one (1) individual designated by the Board, who shall be independent and satisfy the director qualification requirements of the Australia Corporations Act 2001 and the listing rules of the Australian Securities Exchange or such other exchange as approved by the Board, to serve as a Remaining Director; and (v) one individual nominated by dSpace who shall also be acceptable to the majority of the non dSpace Preferred Designees, such consent not to be withheld unreasonably, who shall be independent and satisfy the director qualification requirements of the Australia Corporations Act 2001 and the listing rules of the Australian Securities Exchange or such other applicable corporation codes or rules of other exchanges as approved by the Board for so long as the Company expects to pursue any such listing, such nominee to serve as a Remaining Director. For purpose of clarity, dSpace shall have the right but not obligation to designate the dSpace Preferred Designees and shall have the right to nominate but not obligation to nominate a Remaining Director as provided in Section 2.1(b)(v).

(c)            On and following December 15, 2020, if there is no Arowana Funding on or before December 15, 2020, any and all such individuals designated from time to time in a writing delivered to the Company and signed by dSpace.

(d)            For purposes of this Agreement (i) any individual who is designated for election to the Board pursuant to this Section 2.1 is hereinafter referred to as a “Board Designee”; and (ii) any individual, entity, or group of individuals and/or entities who has the right to designate or nominate one (1) or more Board Designees for election to the Board pursuant to this Section 2.1 is hereinafter referred to as a “Designator” or as “Designators”, as applicable. All Holders agree to execute any written consents required to perform the obligations of this Agreement and the Company agrees at the request of any Designator to call a special meeting of stockholders for the purpose of electing directors

2.2          Initial Board Members. As of the date of this Agreement and prior to the Initial Closing, the initial CEO Designee shall be Paul Kellenberger, the initial Artiman Designee shall be Yatin Mundkur and the initial dSpace Initial Designees shall be undesignated.

2.3          Changes in Board Designees. From time to time during the term of this Agreement, a Designator or Designators may, in their sole discretion:

(a)           elect to remove from the Board any incumbent Board Designee who occupies a Board seat for which such Designator or Designators are entitled to designate the Board Designee under Section 2.1, provided that such removal is effected in the manner allowed by applicable law, the Company’s then-effective Certificate of Incorporation and Bylaws; and/or

(b)            designate a new Board Designee for election to a Board seat for which such Designator or Designators are entitled to designate the Board Designee under Section 2.1 (whether to replace a prior Board Designee or to fill a vacancy in such Board seat); provided such removal and/or designation of a Board Designee is approved in a writing signed by Designators who are entitled to designate such Board Designee under Section 2.1, in which case such election to remove a Board Designee and/or elect a new Board Designee will be binding on all such Designators. In the event of such a removal and/or designation of a Board Designee under this Section 2.3, the Holders shall vote their Shares as provided in Section 2.1 to cause: (a) the removal from the Board of the Board Designee or Designees so designated for removal by the appropriate Designators or Designators; and (b) the election to the Company’s Board Directors of any new Board Designee or Designees so designated for election to the Board by the appropriate Designator or Designators.

2.4         No “Bad Actor” Designees. Each Designator hereby represents and warrants to the Company that, to such Designator’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (each, a “Disqualification Event”), is applicable to such Designator’s initial Board Designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any Board Designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Designator hereby covenants and agrees (A) not to designate or participate in the designation of any Board Designee who, to such Designator’s knowledge, is a Disqualified Designee and (B) that in the event such Designator becomes aware that any individual previously designated by any such Designator is or has become a Disqualified Designee, such Designator shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

2.5         Addition of Parties to this Agreement. The Company agrees that until the termination of this Agreement, it will cause each holder (including for purposes of this calculation all shares issuable to such holder upon exercise of options, warrants or other rights to purchase capital stock of the Company or upon conversion of preferred Stock) of at least 1% of the shares of the Company’s Common Stock outstanding to become party to this Agreement and have its, his or her name listed as such on Schedule A hereto and thereby acquiring such person’s agreement to be bound by this Agreement, by the execution of an additional signature page to this Agreement by the Company and such holder without the requirement to seek consent of the parties hereto.

2.6         Irrevocable Proxy and Power of Attorney. Each party to this Agreement hereby constitutes and appoints as the proxies of the party and hereby grants power of attorney to (x) a designee of dSpace for any action on or prior to the issuance of Series A Preferred Stock, (y) a designee of the Board or (z) the President of the Company, and each of them, with full power of substitution, with respect to the matters set forth herein, including, without limitation, votes regarding the size and composition of the Board pursuant to Section 1 and Section 2, votes to increase authorized shares pursuant to Section 2 hereof, and votes regarding the approval of any Acquisition of the Company as set forth herein and hereby authorizes each of them to represent and vote, if and only if the party (i) fails to vote within five (5) business of a request by the Company or dSpace, or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or the increase of authorized shares pursuant to and in accordance with the terms and provisions of this Agreement or in favor of any Acquisition of the Company as provided herein or to take any action reasonably necessary to effect the terms of this Agreement. Each of the proxy and power of attorney granted pursuant to this Section 2.6 is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 7 hereof. Each party hereto hereby revokes any and all previous proxies or power of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 7 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

2.7         No Liability for Election of Recommended Directors. No Holder, including dSpace nor any Affiliate thereof, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Holder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2.8         Vote to Increase Authorized Common Stock. Each Holder agrees to vote or cause to be voted all Shares owned by such Holder, or over which such Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

3.            DRAG ALONG OBLIGATIONS.

3.1         General. If at any time during the term of this Agreement, the Board and dSpace approve a proposed Acquisition (as defined below), then, in any such event, all Holders shall be obligated to (i) be present, in person or by proxy, as a holder of shares of voting securities, at all meetings for the vote upon any such proposed Acquisition (so as to be counted for the purposes of determining the presence of a quorum at such meetings); (ii) vote, or give his, her or its written consent with respect to, all Shares of capital stock now or hereafter directly or indirectly owned (of record or beneficially) by him, her or it in favor of such proposed Acquisition and all other matters that may be necessary to consummate or are related to the Acquisition, and in opposition of any proposal that could reasonably be expected to delay or impair the consummation of any such proposed Acquisition; and (iii) refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to or in connection with such proposed acquisition.

For purposes of this Agreement, an “Acquisition” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the out-standing voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Restated Certificate.

3.2          Further Actions to be Taken. For purpose of clarity, in the event the Company and dSpace approve an Acquisition as provided in Section 3.1, then, subject to satisfaction of each of the conditions set forth in below in Section 3.3, each Holder and the Company hereby agree:

(a)            if such transaction requires stockholder approval, with respect to all Shares that such Holder owns or over which such Holder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment or restatement to the Restated Certificate required to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such Sale of the Company;

(b)           if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Holder as is being sold by the dSpace to the Person to whom dSpace proposes to sell its Shares, and, except as permitted in Section below, on the same terms and conditions as the other stockholders of the Company;

(c)            to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or dSpace in order to carry out the terms and provision of this Section 3.2, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, any associated indemnity agreement, or escrow agreement, any associated voting, support, or joinder agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(d)            not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Sale of the Company;

(e)           to refrain from (i) exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company, or (ii); asserting any claim or commencing any suit (x) challenging the Sale of the Company or this Agreement, or (y) alleging a breach of any fiduciary duty of the dSpace or any affiliate or associate thereof (including, without limitation, aiding and abetting breach of fiduciary duty) in connection with the evaluation, negotiation or entry into the Sale of the Company, or the consummation of the transactions contemplated thereby; provided that with respect to clause (y) in the event the Arowana Funding has closed on or before December 15, 2020, subject to the condition that such Sale has been approved by the Board of Directors, including at least two non dSpace Preferred Designees or if there is only one non-dSpace Preferred Designees, by such non-dSpace Designee;

(f)            if the consideration to be paid in exchange for the Shares pursuant to this Section 1.2 includes any securities and due receipt thereof by any Holder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Holder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Holder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Holder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(g)            in the event that the dSpace, in connection with such Sale of the Company, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Holders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Holder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Holders, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other Holder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative, within the scope of the Stockholder Representative’s authority, in connection with its service as the Stockholder Representative, absent fraud, bad faith, gross negligence or willful misconduct.

3.3            Conditions. Notwithstanding anything to the contrary set forth herein, a Holder will not be required to comply with Section 3.1 and 3.2 above in connection with any proposed Acquisition of the Company (the “Proposed Sale”), unless:

(a)            any representations and warranties to be made by such Holder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including, but not limited to, representations and warranties that (i) the Holder holds all right, title and interest in and to the Shares such Holder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Holder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Holder have been duly executed by the Holder and delivered to the acquirer and are enforceable (subject to customary limitations) against the Holder in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into by the Holder in connection with the transaction, nor the performance of the Holder’s obligations thereunder, will cause a breach or violation of the terms of any agreement to which the Holder is a party, or any law or judgment, order or decree of any court or governmental agency that applies to the Holder;

(b)           such Holder is not required to agree (unless such Holder is a Company officer or employee) to any restrictive covenant in connection with the Proposed Sale (including, without limitation, any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Proposed Sale) or any release of claims other than a release in customary form of claims arising solely in such Holder’s capacity as a stockholder of the Company;

(c)            such Holder and its Affiliates are not required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective Affiliates, except that the Holder may be required to agree to terminate the investment-related documents between or among such Holder, the Company and/or other stockholders of the Company;

(d)            the Holder is not liable for the breach of any representation, warranty or covenant made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(e)            liability shall be limited to such Holder’s applicable share (determined based on the respective proceeds payable to each Holder in connection with such Proposed Sale in accordance with the provisions of the Restated Certificate) of a negotiated aggregate indemnification amount that applies equally to all Holders but that in no event exceeds the amount of consideration otherwise payable to such Holder in connection with such Proposed Sale, except with respect to claims related to fraud by such Holder, the liability for which need not be limited as to such Holder;

(f)            upon the consummation of the Proposed Sale (i) each holder of each class or series of the capital stock of the Company will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, and if any holders of any capital stock of the Company are given a choice as to the form of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) unless waived pursuant to the terms of the Restated Certificate and as may be required by law, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Company’s Restated Certificate in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing provisions of this Section 3.3(f), if the consideration to be paid in exchange for the Shares held by Holder, as applicable, pursuant to this Section 3.3(e) includes any securities and due receipt thereof by any Holder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Holder in lieu thereof, against surrender of the Shares held by such Holder, as applicable, which would have otherwise been sold by such Holder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Holder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares held by Holder, as applicable;

(g)            subject to clause (f) above, requiring the same form of consideration to be available to the holders of any single class or series of capital stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option; provided, however, that nothing in this Section 3.3(g) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders.

“Affiliate” or “Affiliated” means, with respect to any specified Investor, any other Investor who directly or indirectly, controls, is controlled by or is under common control with such Investor, including, without limitation, any general partner, managing member, officer or director of such Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Holder.

3.4            Restrictions on Sales of Control of the Company. No Holder shall be a party to any Stock Sale unless (a) all holders of Preferred Stock are allowed to participate in such transaction(s) and (b) the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Company’s Restated Certificate in effect immediately prior to the Stock Sale (as if such transaction(s) were a Deemed Liquidation Event), unless the holders of at least the requisite percentage required to waive treatment of the transaction(s) as a Deemed Liquidation Event pursuant to the terms of the Restated Certificate, elect to allocate the consideration differently by written notice given to the Company at least five (5)  days prior to the effective date of any such transaction or series of related transactions.

4.	TAG ALONG RIGHTS.

4.1         Tag-Along Transaction. If at any time any one or more Investors (individually and collectively, the “Majority Stockholder”) intends to transfer shares of the Company’s capital stock representing more than fifty percent (50%) of the then outstanding capital stock of the Company or more than fifty percent (50%) of the then outstanding voting power of the capital stock of the Company in a sale consummated in a single transfer or a series of related transfers to a prospective purchaser or group of prospective purchasers as part of a single transaction or group of related transactions (the “Tag-Along Transaction”), each other Holder holding more than 300,000 shares of capital stock of the Company besides any Holder listed on Schedule 1.4 to the Purchase Agreement (each a “Major Stockholder”) will have the right, at such Holder’s discretion, (the “Tag-Along Right”) to participate in such Tag-Along Transaction by selling up to the number of shares equal to the number of shares offered to be sold in the Tag-Along Transaction (the “Offered Shares” to be sold by the Majority Stockholder multiplied by a fraction, the numerator of which is the number of shares held by such Major Holder (calculated on as converted basis), and the denominator of which is the total number of shares held by all Holders (without giving effect to any sale of the shares subject to the Tag-Along Transaction). The Majority Stockholder or the Company shall provide notice of the Tag-Along Transaction to each Major Stockholder (the “Offer Notice”). Each Major Stockholder desiring to participate in the Tag-Along Transaction shall send notice of such election to the Company and the Majority Stockholder within ten (10) business days after the date of the Offer Notice (the “Co-Sale Period”).

4.2         Closing. The closing of the Tag-Along Transaction should not be more than thirty (30) business days after expiration of the Co-Sale Period. Any sale of shares to the proposed transferee shall be made on the terms and conditions stated in the Offer Notice. Any offer made by Majority Stockholder to the Major Stockholders Holders may be withdrawn by the Majority Stockholder.

4.3          Exceptions. The provisions of this Section 5 shall not apply to a transfer of Shares to the following:

(i)             any pledge of Shares made by the Majority Stockholder pursuant to a bona fide loan transaction which creates a mere security interest; or

(ii)          any sale or transfer of Shares between or among one or more of the Majority Stockholder or their Affiliates;

provided, in each case, that (i) the transferring Majority Stockholder shall inform the Company, and (ii) the pledgee, transferee or donee (each a “Permitted Transferee”) shall execute a Supplemental Signature Page and shall agree to be bound by all of the terms of this Agreement.

4.4         Considerations. The aggregate consideration payable to the participating selling Holders in a Tag-Along Transaction shall be allocated based on the number of shares of Common Stock and Preferred Stock sold to the prospective transferee by each Holder as provided in Subsection 4.1, provided that if a Holder wishes to sell Preferred Stock, the price set forth in Offered Notice shall be appropriately adjusted based on the conversion ratio of the Preferred Stock into Common Stock. In the event that the Tag-Along Transaction constitutes an Acquisition, then the transaction documents shall provide that the aggregate consideration from such transfer shall be allocated to the participating Holders in accordance with the Restated Certificate as if (A) such transfer were a Deemed Liquidation Event (as defined in the Restated Certificate), and (B) the capital stock sold in accordance with the Tag-Along Transaction were the only shares of capital stock outstanding.

4.5         Escrows. In the event that a portion of the aggregate consideration payable to the participating Holders is placed into escrow, the terms of the Tag-Along Transaction shall provide that (x) the portion of such consideration that is not placed in escrow (the “Initial Consideration”) shall be allocated in accordance with the Restated Certificate as if the Initial Consideration were the only consideration payable in connection with such transfer, and (y) any additional consideration which becomes payable to the participating Holders upon release from escrow shall be allocated in accordance with the Restated Certificate after taking into account the previous payment of the Initial Consideration as part of the same transfer. Notwithstanding the foregoing, in the event that the Tag-Along Transaction constitutes an “Acquisition” (as defined above)), then the terms of Section 3 of this Agreement shall control and apply in lieu of these provisions.

5.             INFORMATION AND OBSERVER RIGHTS

5.1          Delivery of Financial Statements. The Company shall deliver to each Major Stockholder, upon request:

(a)            as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all prepared in accordance with generally accepted accounting principles in the United States as in effect from time to time (“GAAP”) (except that such financial statements need not contain all notes thereto that may be required in accordance with GAAP), and which statements shall be audited if available; or

(b)            as soon as practicable, but in any event within forty-five (45)  days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements (i) may be subject to normal year-end audit adjustments; and (ii) need not contain all notes thereto that may be required in accordance with GAAP).

(c)            If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

(d)            Notwithstanding anything else in this Subsection 5.1 to the contrary, the Company may cease providing the information set forth in this Subsection 5.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 5.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

5.2            Inspection. The Company shall permit each Major Stockholder, at such Major Stockholder’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Stockholder; provided, however, that the Company shall not be obligated pursuant to this Subsection 6.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

5.3            Confidentiality. Each Holder agrees that such Holder will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 5.3 by such Holder), (b) is or has been independently developed or conceived by such Holder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Holder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective assignee of an Holder’s Common Stock or Preferred Stock, if such assignee agrees to be bound by the provisions of this Subsection 5.3 (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Holder in the ordinary course of business, provided that such Holder informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Holder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

6.            FURTHER ASSURANCES. Each party hereto shall execute and deliver any further documents that may be reasonably necessary to carry out the terms and provisions of this Agreement and agree not to vote any shares of Company’s capital stock, or to take any other actions that would in any manner defeat, impair, be inconsistent with or adversely affect the stated intentions of the parties as provided in this Agreement. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

7.            TRANSFEREES; LEGENDS ON CERTIFICATES.

7.1         Effect on Transferees. Each and every transferee or assignee of any shares of capital stock of the Company from any Holder shall be bound by and subject to the terms and conditions of this Agreement that are applicable to the transferor or assignor of such shares, and the Company shall require, as a condition precedent to the transfer of any shares of capital stock of the Company subject to this Agreement, that the transferee agrees in writing to be bound by, and subject to, all the terms and conditions of this Agreement

7.2         Legend. The Holders agree that all Company share certificates now or hereafter held by them that represent shares of capital stock of the Company subject to this Agreement will be stamped or otherwise imprinted with a legend to read as follows:

“THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AGREEMENTS AND RESTRICTIONS WITH REGARD TO THE VOTING OF SUCH SHARES AND THEIR TRANSFER, AS PROVIDED IN THE PROVISIONS OF A VOTING AGREEMENT, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE COMPANY.”

8.            “BAD ACTOR” MATTERS.

8.1         Representation. Each Holder that is a Covered Person with respect to the Company (as defined below) hereby represents that none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act (a “Disqualification Event”) is applicable to such Holder or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Agreement, (i) “Covered Persons” are those persons or entities specified in the first paragraph of Rule 506(d)(1) under the Act and (ii) “Rule 506(d) Related Party” shall mean with respect to any Holder any individual, firm, corporation, partnership, association, limited liability company, trust or any other entity that is a beneficial owner of such Holder’s securities for purposes of Rule 506(d) of the Securities Act.

8.2         Covenant. Each Holder that is or becomes a Covered Person with respect to the Company hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to such Holder or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

9.            ENFORCEMENT OF AGREEMENT. Each of the Holders acknowledges and agrees that any breach by any of them of this Agreement shall cause the other Holders irreparable harm which may not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by a Holder of any provision of this Agreement, the Company and each other Holder shall each be entitled to the remedies of specific performance, injunction or other preliminary or equitable relief, including the right to compel any such breaching Holder, as appropriate, to vote such Holder’s shares of capital stock of the Company in accordance with the provisions of this Agreement, in addition to such other rights remedies as may be available to the Company or any Holder for any such breach or threatened breach, including but not limited to the recovery of money damages.

10.            TERM. This Agreement shall commence on the Effective Date and shall terminate upon the first to occur of the following:

(a)            An agreement in writing by the Company and dSpace and the Holders of at least a majority of the Series A Preferred Stock or Common Stock issued or issuable upon conversion of the Series A Preferred Stock;

(b)            Immediately prior to the consummation of the closing of the sale of shares of Common Stock to the public in (i) a public offering which dSpace informs the Company of the termination of this Agreement or (ii) a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved the Board, as amended; or

(c)            Immediately prior to the closing of a “Deemed Liquidation Event” as defined in the Company’s Restated Certificate of Incorporation.

11.            GENERAL PROVISIONS.

11.1        Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile or electronic address, addressed to the other party at its facsimile number or electronic address number specified herein (or on file with the Company), with confirmation of receipt made by printed confirmation sheet verifying successful transmission of the facsimile or electronic transmission of confirmation verifying successful electronic transmission, as applicable; (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by facsimile or by express courier. Notices by facsimile shall be machine verified as received. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

(a)            if to a Common Stockholder, at such Common Stockholder’s address on file with the Company;

(b)            if to an Investor, at such Investor’s address on file with the Company;

(c)            if to the Company, marked “Attention: CEO”, at zSpace, Inc., 2728 Orchard Pkwy, San Jose, California 95131 (with a copy, which shall not constitute notice, to Sayre Stevick and Lara Foster, c/o Fenwick & West LLP, 801 California Street, Mountain View, CA 94041); and

(d)            to dSpace, c/o Gulf Islamic Investments, LLC, P.P. Box 215931, Blvd Plaza II Fifth Floor (with a copy, which shall not constitute notice, Larry Kane, c/o Orrick Herrington & Sutcliffe LLP, 405 Howard Street, San Francisco, CA 94105, lkane@orrick.com

11.2       Entire Agreement. This Agreement and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

11.3       Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. All disputes and controversies arising out of or in connection with this Agreement shall be subject to resolved exclusively by the state courts located in the State of Delaware, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

11.4       Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

11.5       Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement

11.6       Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

11.7       Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

11.8       Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

11.9       Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

11.10    Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

11.11    Aggregation of Stock. For purposes of this Agreement, all shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

11.12     Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

11.13    Facsimile Signatures. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

11.14    Amendment and Waivers. This Agreement may be amended only by a written agreement executed by (i) the Company, (ii) the Holders holding at a majority of all outstanding shares of Series A Preferred Stock (calculated on as converted basis; and (iii) dSpace; provided, however that any amendment adversely affecting the rights of the Common Stock under Section 5.1 and 5.2 and Section 4 shall also require the consent a the Holders holding at least a majority of the outstanding shares of Common Stock. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof pursuant to the Purchase Agreement (as may be amended from time to time), the purchaser of such shares shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors or Common Stockholders shall be required for such joinder to this Agreement by such additional Investor.

11.15    Termination of Prior Agreement. Effective and contingent upon the execution of the Agreement by (i) the Company, (ii) the holders of at least a majority of all shares of Common Stock held by the Holders (as defined in the Prior Agreement), and (iii) the holders of at least a majority of Common Stock, issued or issuable upon conversion of the Preferred Stock (as defined in the Prior Agreement), the Prior Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and the Company, the Common Stockholders and the Investors hereby agree to be bound by the provisions hereof as the sole agreement of the Company, the Common Stockholders and the Investors with respect to the rights and obligations set forth herein.

*       *        *

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting and Rights Agreement as of the date first above written.

COMPANY:

ZSPACE, INC.

	By:	/s/ Paul Kellenberger
Paul Kellenberger, President and CEO

Address:	zSpace, Inc.
2728 Orchard Pkwy
San Jose, CA 95131

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting and Rights Agreement as of the date first above written.

Common Stockholder:

By:	/s/ Paul Kellenberger
Name:	Paul Kellenberger

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting and Rights Agreement as of the date first above written.

INVESTORS:

Runway Growth Credit Fund, Inc.

By:	/s/ David Spreng
Name:	David Spreng
Title:	CEO

SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AND RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting and Rights Agreement as of the date first above written.

INVESTORS:

KUWAIT INVESTMENT AUTHORITY, a Kuwaiti public authority established under Kuwaiti Law No. 47/1982 for the purpose of managing, in the name and for the account of the Government of the State of Kuwait, the investments of the State of Kuwait, and having its registered office at Block No.3, Ministries Complex, City of Kuwait, Kuwait (KIA).

By:	/s/ Aliah F. Al-Tameemi
Name: Aliah F. Al-Tameemi
Title: Executive Director, Alternative Investments

Address: P.O Box 64, Safat 13001, Kuwait
Attn: Khaled A. A. AlBader
Tel: +965 22485838
Email: Did director@kia.gov.kw

SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AND RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting and Rights Agreement as of the date first above written.

INVESTORS:

44 ZSPACE LLC

By:	/s/ Kal Shastri
Name:
Title:	Managing Member

SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AND RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting and Rights Agreement as of the date first above written.

INVESTORS:

/s/ Kalpendu Shastri
Kalpendu Shastri

SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AND RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting and Rights Agreement as of the date first above written.

COMMON STOCKHOLDERS:

ARTIMAN VENTURES SPECIAL
OPPORTUNITIES FUND, L.P.

By:	/s/ Yatin Mundkur
Name:
Title:	Managing Member

ARTIMAN VENTURES II, L.P.

By:	/s/ Yatin Mundkur
Name:
Title:	Managing Member

ARTIMAN VENTURES II AFFILIATES FUND, L.P.

By:	/s/ Yatin Mundkur
Name:
Title:	Managing Member

ARTIMAN VENTURES II PRINCIPALS FUND,
A DELAWARE MULTIPLE SERIES L.L.C.

By:	/s/ Yatin Mundkur
Name:
Title:	Managing Member

SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AND RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Voting and Rights Agreement as of the date first above written.

INVESTORS:

DSPACE INVESTMENTS LIMITED

By:	/s/ Pankaj Gupta
Name:	Pankaj Gupta
Title:

SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AND RIGHTS AGREEMENT

Exhibit A

Common Stockholders

Investor
Artiman Ventures Special Opportunities Fund, L.P.
Artiman Ventures II, L.P.
Artiman Ventures II Affiliates Fund, L.P.
Artiman Ventures II Principals Fund, a Delaware Multiple Series L.L.C.
Kalpendu Shastri
Harsh Dalal
Shailesh Joshi
Deepa P. Kapadia
Soham Pathak
Ankita K Shastri 2012 GST Trust
Anujit K Shastri 2012 GST Trust
Nishita K Shastri 2012 GST Trust
Kaushik Patel HUF
Pranav Patel
Lori Adam
Aljam I, LLC
G. Craig & Jan Z. Edgerton 2001
Rev Living Trust
Jeanne Freeman
Warren Hinds
In-Q-Tel, Inc.
In-Q-Tel Employee Fund, LLC
Paul Kellenberger
Timothy J. Lelko and Martha Z. Lelko
Burton J. Litman Trust Dated February 26, 1998
James Kirk Marshall, Jr.
Richard & Cynthia Schmidt, Trustees of the Schmidt Family Trust
Jerome Tu
Bain Family Trust
Black Meadow Limited
Alan Bornstein
Michael & Ina Bornstein
Bornstein Family Trust Established 6/30/05
Robert M. Brodbeck
Corniche Capital Holdings Inc.
Scott Harris
Kopercrest Capital Holdings Inc.
Bruce Kunkel
Michelle Lagamba
Jesse Dean Mayer
Travis William Mayer
Elizabeth Meyer
OB Capital Ltd
John J. Parente

April M. Piercey
Ernst Polo, Jr.
William & Pamela Richter; The Richter Family Trust UDT DTD 2/4/05
William L. Richter ADP COS Custodian SEP IRA
William Richter Pension Custodian FBO
Ronald Schilling
Ronny Soetarman
Stanhope Investments
Udden Ltd.
The Wheeler Revocable Trust, William & Juliette Wheeler, Trustees
Elizabeth Tacy Witter
Ronald Woolworth
Teri Woolworth
Kuwait Investment Authority
44 Zspace LLC
GII zSpace Limited
Compal Electronics, Inc.
Jiangxi Kmax Industrial Ltd.
Runway Growth Credit Fund, Inc.

Exhibit B

Investors

dSpace Investments Limited